UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

Frontdoor, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38617	82-3871179
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Players Club Parkway,
Memphis, Tennessee		38125
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 901 701-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	FTDR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On October 30, 2025, the Board of Directors of Frontdoor, Inc. (the “Company”) appointed Jason Bailey as the Company’s Senior Vice President and Chief Financial Officer, effective November 10, 2025 (the “CFO Transition Date”). Mr. Bailey, 51, has served as the Company’s Vice President, Finance since September 2018. In this role, he provided key strategic financial leadership and collaborated with the executive management team to drive the Company’s financial and operational success, oversaw the Company’s strategic sourcing and supply chain to capture operational efficiencies and cost savings, and managed the Company’s corporate financial forecasting efforts. From December 2008 to September 2018, Mr. Bailey served in senior finance roles at ServiceMaster Global Holdings, Inc., the Company’s former publicly traded parent and a leading provider of essential residential and commercial services, including most recently as Vice President, Finance, and Chief Financial Officer of the Terminix Commercial Business Unit. Mr. Bailey’s professional experience includes more than 25 years in progressive leadership roles in finance and accounting, including 11 years of public accounting experience at Deloitte & Touche LLP and Arthur Andersen LLP. Mr. Bailey maintains an active CPA license from the State of Tennessee and holds Bachelor of Accountancy and Master of Taxation degrees from the University of Mississippi.

In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Bailey will receive: (i) an annual base salary of $475,000; (ii) a target annual cash incentive award equal to 75% of Mr. Bailey’s base salary pursuant the Company’s Annual Incentive Plan (“AIP”); (iii) equity-based awards under the Frontdoor, Inc. 2018 Omnibus Incentive Plan (the “Equity Plan”) commencing in calendar year 2026, as determined by the Compensation Committee in its sole discretion and (iv) a promotion equity grant in the amount of $600,000 in performance shares, subject to the same terms and conditions as the performance shares awarded to similarly situated senior management team members of the Company in March 2025, vesting on the third anniversary of the CFO Transition Date, subject to the Company achieving certain specified performance goals measured at the end of a three-year performance period ending on December 31, 2027, and further subject to Mr. Bailey’s continued service to the Company through the applicable vesting date. As part of his compensation, Mr. Bailey is designated as a participant under the Company’s Executive Severance Policy (the “Severance Policy”), the terms of which are described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 28, 2025, and will receive healthcare, medical benefits and other benefits customarily provided to U.S. employees of the Company.

Departure of Chief Financial Officer

Jessica Ross resigned from her role as Senior Vice President and Chief Financial Officer of the Company, effective as of the CFO Transition Date. To facilitate a smooth transition of her responsibilities, Ms. Ross and the Company entered into a Separation and Transition Agreement, dated November 3, 2025 (the “Transition Agreement”). Pursuant to the terms of the Transition Agreement, Ms. Ross will remain employed by the Company in a non-executive officer capacity as Senior Vice President & Advisor to the Company’s Chief Executive Officer for a transition period commencing on the CFO Transition Date and ending on December 31, 2025 (the “Departure Date”). Pursuant to the terms of the Transition Agreement, Ms. Ross will continue to receive her current base salary through the Departure Date, her target bonus percentage under the AIP for calendar year 2025 will remain unchanged after the CFO Transition Date, and Ms. Ross will remain eligible to receive her 2025 AIP bonus in the ordinary course at the same time as such bonus is payable to Company associates based on 100% Company performance in accordance with the terms of the 2025 AIP.

Pursuant to the terms of the Transition Agreement, Ms. Ross’s separation from service also qualifies as a resignation by Ms. Ross for “Good Reason” under the Equity Plan and underlying award agreements, and under the Severance Policy. The terms of the Equity Plan and the Severance Policy, and the payments and benefits Ms. Ross is entitled to receive thereunder, are described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 28, 2025. The Transition Agreement also includes customary confidentiality, cooperation, return of property and non-disparagement provisions, among other things, as well as a release of claims between Ms. Ross and the Company.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointment of Mr. Bailey as Senior Vice President and Chief Financial Officer and the resignation of Ms. Ross, as described above, is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Frontdoor, Inc., dated November 5, 2025

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTDOOR, INC.

Date:	November 5, 2025	By:	/s/ Jeffrey A. Fiarman
		Name: Title:	Jeffrey A. Fiarman Senior Vice President and Chief Legal Officer